As filed with the Securities and Exchange Commission on November 7, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SMITH & NEPHEW plc
(Exact Name of Registrant as Specified in Its Charter)

England & Wales	None
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

15 Adam Street, London  WC2N 6LA
United Kingdom
(Address of principal executive offices)

Smith & Nephew 2001 US Share Plan
(Full title of the plans)

CT Corporation System
1025 Vermont Avenue, NW, Washington D.C. 20005, (202) 393-1747
(Name, address and telephone number, including area code, of agent for service)

Copies to:

Paul Kumleben, Davis Polk & Wardwell
99 Gresham Street, London EC2V7NG, United Kingdom, 011 44 207 418 1300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered(1)(2)	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Ordinary Shares represented by American Depositary Shares	7,000,000 Ordinary Shares represented by 1,400,000 ADSs(3)	$8.92	$62,454,000	$2,454.44

(1)
American Depositary Shares (each an “ADS”), each representing five Ordinary Shares, par value 20 US cents (the “Ordinary Shares”) of Smith & Nephew plc, a public limited company incorporated under the laws of England and Wales (the “Registrant”) issuable upon deposit of the Ordinary Shares, have been registered on a separate registration statement on Form F-6, filed October 29, 1999 (Registration No. 333-11076).

(2)
The offering price has been estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) and 457(c) on the basis of the average of the high and low prices of Smith & Nephew plc American Depositary Shares reported on the New York Stock Exchange on November 3, 2008, which average was $44.61 per ADS and, therefore, represents $8.92 per Ordinary Share.

(3)
Plus such additional number of Ordinary Shares as may be issuable pursuant to the anti-dilution provisions of The Smith & Nephew 2001 US Share Plan, in accordance with Rule 416(a) under the Securities Act.

EXPLANATORY NOTE

This Registration Statement on Form S-8  (the “Registration Statement”), is being filed to register an additional 7,000,000 ordinary shares represented by 1,400,000 ADSs of Smith & Nephew plc in connection with The Smith & Nephew 2001 US Share Plan as an amendment to the Registration Statement on Form S-8 filed with the Securities and Exchange Commission on July 9, 2001 (Registration No. 333-11694) (the "Initial Registration Statement") and subsequently amended by Post-Effective Amendment No. 1, which was filed on Feburary 28, 2002, (the "Post-Effective Amendment No. 1.").

In accordance with General Instruction E to Form S-8, the contents of the Initial Registration Statement and the Post-Effective Amendment No.1 are incorporated by reference into this Registration Statement and the information required by Part II is omitted, except as supplemented by the information set forth below.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6.  Indemnification of Directors and Officers.

English law does not permit a company to indemnify a director or an officer of the company against any liability which by virtue of any rule of law would otherwise attach to him in respect of negligence, default, breach of duty or breach of trust in relation to the company except liability incurred by such director or officer in defending any legal proceeding (whether civil or criminal) in which judgment is given in his favor or in which he is acquitted or in certain instances where, although he is liable, a court finds such director or officer acted honestly and reasonably and that having regard to all the circumstances he ought fairly to be excused and relief is granted by the court. These restrictions do not prevent a company from purchasing and maintaining insurance against any such liability for any such director or officer.

 Article 168 of the Registrant’s Articles of Association provides:

 “Subject to the provisions of the Acts (but so that this Article does not extend to any matter insofar as it would cause this Article or any part of it to be void under the Acts) but without prejudice to any indemnity to which the person concerned may otherwise be entitled, every person who is or was at any time a Director or other officer of the Company or any member of the Group excluding the Auditors may be indemnified out of the assets of the Company against all costs, charges, expenses, losses or liabilities (together "Liabilities") which he may sustain or incur in or about the actual or purported execution and/or discharge of the duties of his office (including those duties, powers and discretions in relation to any member of the Group or any company that is a trustee of an occupational pension scheme (as defined in section 235(6) of the 2006 Act)) and/or the exercise or purported exercise of his powers or discretions and/or otherwise in relation thereto or in connection therewith, including (without prejudice to the generality of the foregoing) any Liabilities suffered or incurred by him in disputing, defending, investigating or providing evidence in connection with any actual or threatened or alleged claims, demands, investigations, or proceedings, whether civil or criminal, or in connection with any application under section 144(3) or (4) or section 727 of the Act. The Company may also, subject to the provisions of the Acts, provide funds to any Director or other officer (excluding the Auditors) or do anything to enable a Director or other officer to avoid incurring expenditure of the nature described in section 205(1) or 206 of the 2006 Act.”

Item 8.  Exhibits.

Exhibit No.	Description

4.1	The Registrant’s Articles of Association which are incorporated by reference to Exhibit 1(b) to the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2007, File No. 001-14978.

4.2	The Smith & Nephew 2001 US Share Plan.*

5.1	Opinion of Ashurst LLP, counsel to the Registrant, as to the legality of the securities being registered.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Ashurst LLP (included in 5.1).
* Previously filed as an exhibit to the Initial Registration Statement.

Item 9.  Undertakings.

(a)                      The undersigned registrant hereby undertakes:

(1)                           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)                  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)                           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the state of Tennessee on November 7, 2008.

SMITH & NEPHEW plc

By:	/s/ Paul Chambers
Paul Chambers
Company Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ John Buchanan
John Buchanan	Non-Executive Chairman	November 7, 2008

/s/ David J. Illingworth
David J. Illingworth	Executive Director, Chief Executive (Principal Executive Officer)	November 7, 2008

/s/ Adrian Hennah
Adrian Hennah	Executive Director (Principal Financial and Accounting Officer)	November 7, 2008

/s/ Dr. Rolf W. H. Stomberg
Dr. Rolf W. H. Stomberg	Non-Executive Director	November 7, 2008

/s/ Warren D. Knowlton
Warren D. Knowlton	Non-Executive Director	November 7, 2008

/s/ Richard De Schutter
Richard De Schutter	Non-Executive Director	November 7, 2008

/s/ Dr. Pamela J. Kirby
Dr. Pamela J. Kirby	Non-Executive Director	November 7, 2008

/s/ Joseph Papa
Joseph Papa	Non-Executive Director	November 7, 2008

/s/ Brian Larcombe
Brian Larcombe	Non-Executive Director	November 7, 2008

/s/ Robert A. Lucas
Robert A. Lucas	Authorized Representative in the United States	November 7, 2008

EXHIBIT INDEX

Exhibit No.	Description

4.1	The Registrant’s Articles of Association which are incorporated by reference to Exhibit 1(b) to the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2007, File No. 001-14978.

4.2	The Smith & Nephew 2001 US Share Plan.

5.1*	Opinion of Ashurst LLP, counsel to the Registrant, as to the legality of the securities being registered.

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2*	Consent of Ashurst LLP (included in 5.1).

*  Filed herewith